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                                                                     EXHIBIT 5.1

Box Hill Systems Corp.
161 Avenue of the Americas
New York, New York 10013

Ladies and Gentlemen:

     We have acted as counsel for Box Hill Systems Corp., a New York corporation ("Box Hill"), in connection with the proposed merger of a wholly-owned subsidiary of Box Hill with and into Artecon, Inc., a Delaware corporation ("Artecon"), with Artecon being the surviving corporation and a wholly-owned subsidiary of Box Hill (the "Merger"), pursuant to an Agreement and Plan of Merger dated April 29, 1999 among Box Hill, Artecon and the Box Hill subsidiary (the "Merger Agreement").

     We have examined such corporate records and other documents, including the registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to shares of Box Hill common stock (the "Common Stock") to be issued by Box Hill in connection with the Merger and have reviewed such matters of law as we have deemed necessary for this opinion.

     Based upon the foregoing, we are of the opinion that under the laws of the State of New York, upon the issuance of the shares of Common Stock in accordance with the terms of the Merger Agreement after the Registration Statement becomes effective, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Yours very truly,

                                          Herrick, Feinstein LLP

                                          By: /s/ Herrick, Feinstein LLP
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